Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated July 15, 2009
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P3L8

Principal Amount (in Specified Currency): $50,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: July 14, 2009

Original Issue Date: July 17, 2009

Stated Maturity Date: July 19, 2010

Initial Interest Rate: Three month LIBOR determined on July 15, 2009 plus 0.10%, accruing from July 17, 2009 (long first coupon interpolated between three month LIBOR and four month LIBOR)

Interest Payment Dates: October 19, 2009, January 19, 2010, April 19, 2010 and the Stated Maturity Date

Net Proceeds to Issuer: $49,985,000
Agents' Discount or Commission: 0.03%
Agents: 	Citigroup Global Markets Inc.
	J.P. Morgan Securities Inc.
Agents' Capacity:
 	[  ] Agent
 	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
       [X] Regular Floating Rate Note
       [  ] Inverse Floating Rate Note:
       	Fixed Interest Rate:
       [  ] Floating Rate/Fixed Rate Note:
       	Fixed Interest Rate:
       	Fixed Rate Commencement Date:
       [  ] Other Floating Rate Note
       	(See attached Addendum)


Interest Rate Basis:
	[  ] CD Rate
	[  ] CMS Rate
	[  ] CMT Rate
	[  ] Commercial Paper Rate
	[  ] Eleventh District Cost of Funds Rate
	[  ] Federal Funds Rate
	[  ] Federal Funds Open Rate
	[X] LIBOR
	[  ] Prime Rate
	[  ] Treasury Rate
	[  ] Other (see attached Addendum)

If CMS:
	Designated CMS Maturity Index:

If CMT:
	Designated CMT Maturity Index:

	Designated CMT Reuters Page:
		[  ] T7051
		[  ] T7052

If LIBOR:
	Designated LIBOR Page:  Reuters
	Index Currency:  U.S. dollars

If CD Rate or LIBOR
	Index Maturity:  3 month

Spread (+/-):  +0.10%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date:  October 19, 2009
Interest Rate Reset Period:  Quarterly
Interest Reset Dates:  October 19, 2009, January 19, 2010 and
April 19, 2010

Interest Rate Reset Cutoff Date:  N/A
Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
	[  ] 30/360
	[X] Actual/360
	[  ] Actual/Actual

Business Day Convention
	[  ] Following
	[X] Modified Following, adjusted

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
	Initial Interest Accrual Date:




ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of the Fourth Amended and Restated Distribution Agreement (the "Distribution Agreement") dated
March 10, 2009, between Toyota Motor Credit Corporation ("TMCC") and
Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America
Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc. ("Citigroup"), Deutsche Bank Securities Inc., HSBC Securities (USA) Inc.,
J.P. Morgan Securities Inc. ("J.P. Morgan"), Morgan Stanley & Co. Incorporated and Toyota Financial Services Securities USA Corporation, Citigroup, acting as principal, has agreed to purchase and TMCC has agreed to sell to Citigroup $25,000,000 principal amount of the Notes (the "Citigroup Notes") at 99.97% of such principal amount. Citigroup will receive a discount or commission equal to 0.03% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, J.P. Morgan, acting as principal, has agreed to purchase and TMCC has agreed to sell to J.P. Morgan $25,000,000 principal amount of the Notes (the "J.P. Morgan Notes") at 99.97% of such principal amount. J.P. Morgan will receive a discount or commission equal to 0.03% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, the obligations of Citigroup and J.P. Morgan to purchase the Citigroup Notes and the J.P. Morgan Notes, respectively, are several and not joint, and in the event of a default by either Citigroup or J.P. Morgan, TMCC will issue the Notes to the other dealer only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of Citigroup and J.P. Morgan is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.